Exhibit 4.27

EXECUTION VERSION

CONVERTIBLE NOTE PURCHASE AGREEMENT

by and between

NQ MOBILE INC.

and

ZHONGZHI HI-TECH OVERSEAS INVESTMENT LTD.

Dated as of September 23, 2016

TABLE OF CONTENTS

		Page

ARTICLE I
Definitions and Interpretation

Section 1.1	Definitions	1

Section 1.2	Interpretation and Rules of Construction	4

ARTICLE II
Purchase and Sale of the Note

Section 2.1	Sale and Issuance of the Note	5

Section 2.2	Closing	5

ARTICLE III
Representations and Warranties

Section 3.1	Representations and Warranties of the Company	6

Section 3.2	Representations and Warranties of the Purchaser	8

ARTICLE IV
Conditions

Section 4.1	Conditions to the Purchaser’s Obligations	10

Section 4.2	Conditions to the Company’s Obligations	10

Section 4.3	Conditions of Each Party’s Obligations	10

ARTICLE V
Miscellaneous

Section 5.1	No Third Party Beneficiaries	11

Section 5.2	Governing Law; Selection of Forum; Submission to Jurisdiction; Service of Process	11

Section 5.3	Counterparts	11

Section 5.4	Notices	11

Section 5.5	Fees and Expenses	12

i

SCHEDULE 1	SIGNIFICANT SUBSIDIARIES
EXHIBIT A	FORM OF CONVERTIBLE NOTE

ii

THIS CONVERTIBLE NOTE PURCHASE AGREEMENT (this “Agreement”) is made this 23rd day of September, 2016, by and between:

(1) NQ Mobile Inc., an exempted company incorporated under the laws of the Cayman Islands (the “Company”); and

(2) Zhongzhi Hi-Tech Overseas Investment Ltd., an exempted company incorporated under the laws of the Cayman Islands (the “Purchaser”).

W I T N E S S E T H:

WHEREAS, the Company desires to issue, sell and deliver to the Purchaser, and the Purchaser desires to purchase from the Company, the Note (as defined below) pursuant to the terms and subject to the conditions of this Agreement;

WHEREAS, the Company and the Purchaser desire to enter into this Agreement on the terms and conditions hereof.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions. As used herein, the following terms shall have the meanings set forth below:

“2007 Plan” means the Company’s Global Share Plan, adopted on June 7, 2007.

“2011 Plan” means the Company’s Share Incentive Plan, adopted on March 15, 2011.

“ADS” means an American depositary share, representing five (5) Class A Common Shares of the Company as of the date hereof.

“Affiliate” means, with respect to any specified Person, any Person that controls, is controlled by, or is under common control with such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”), when used with respect to any specified Person, means the possession, directly or indirectly, individually or together with any other Person, of the power to direct or to cause the direction of the management and policies of a Person, whether through ownership of voting securities or other interests, by contract or otherwise.

“Agreement” shall have the meaning ascribed to this term in the preamble to this Agreement.

“Board of Directors” means the board of directors of the Company or a committee of such board duly authorized to act for it hereunder.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banking institutions in Hong Kong is required by Law to be closed.

“Closing” shall have the meaning ascribed to this term in Section 2.2(a).

“Closing Date” shall have the meaning ascribed to this term in Section 2.2(a).

“Common Shares” means common shares of the Company, par value US$0.0001 per share, as of the date hereof.

“Company” has the meaning ascribed to this term in the preamble hereto.

“Company Material Adverse Effect” means any change, event, circumstance, development or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (a) the business, condition (financial or otherwise), prospects, results of operations, shareholders’ equity, assets or liabilities of the Company and the Significant Subsidiaries, taken as a whole, or (b) the authority or ability of the Company to perform its obligations under this Agreement or the Note; provided, however, that for purposes of clause (a) above, no change, event, circumstance, development or effect attributable to or resulting from any of the following shall be deemed to be, or taken into account in determining whether there has been or would reasonably be expected to be, a Company Material Adverse Effect: changes, events, circumstances or developments resulting from any weather-related or other force majeure event or natural disaster (including hurricane, tornado, flood, earthquake, tsunami or volcano eruption) or outbreak or escalation of hostilities or acts of war (whether or not declared) or terrorism.

“Company SEC Documents” shall have the meaning ascribed to this term in Section 3.1(g)(i).

“Conversion ADSs” means the ADSs into which the Note is convertible.

“Conversion Shares” means the Common Shares represented by the Conversion ADSs.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Governmental Authority” means any federal, national, supranational, state, provincial, local, municipal or other government, any governmental, quasi-governmental, supranational, judicial, regulatory or administrative authority (including any governmental division, department, agency, commission, instrumentality, organization, unit or body, political subdivision, and any court or other tribunal) or any stock exchange or self-regulatory organization (including the NYSE) with competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Law” means any statute, law, ordinance, regulation, rule, code, order, judgment, writ, injunction, decree or requirement of law (including common law) enacted, issued, promulgated, enforced or entered by a Governmental Authority.

“Lien” means, with respect to any property or asset, any mortgage, pledge, claim, security interest, easement, covenant, restriction, reservation, defect in title, encroachment or other encumbrance, lien (choate or inchoate), charge, equity, or other restriction or limitation, whether arising by contract or under Law.

“Note” means the convertible note issued to the Purchaser pursuant to this Agreement, the form of which is attached hereto as Exhibit A.

“NYSE” means The New York Stock Exchange.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, a joint venture, a joint stock company, a trust, an unincorporated organization or a Governmental Authority.

“Proceeding” means any action, suit, claim, litigation, arbitration, proceeding (including any civil, criminal, administrative or appellate proceeding), hearing, investigation or public inquiry commenced, brought, conducted or heard by or before, or otherwise involving, any arbitrator, arbitration panel, court or other Governmental Authority.

“Purchase Price” shall have the meaning ascribed to this term in Section 2.1.

“Purchaser” shall have the meaning ascribed to this term in the preamble to this Agreement.

“Purchaser Material Adverse Effect” means any change, event, circumstance, development or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the authority or ability of the Purchaser to perform its obligations under this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Significant Subsidiary” means the entities set forth in Schedule 1 hereto.

“Subsidiary” means, as of the relevant date of determination, with respect to any Person (the “subject entity”), (i) any Person (x) more than fifty percent (50%) of whose shares or other interests entitled to vote in the election of directors or (y) more than fifty percent (50%) interest in the profits or capital of such Person are owned or controlled directly or indirectly by the subject entity or through one (1) or more Subsidiaries of the subject entity, (ii) any Person, including for the avoidance of doubt any “variable interest entity,” whose financial statements, or portions thereof, are or are intended to be consolidated with the financial statements of the subject entity for financial reporting purposes in accordance with U.S. GAAP or (iii) any Person with respect to which the subject entity has the sole power to control or otherwise direct the business and policies of that entity directly or indirectly through another subsidiary or otherwise.

“U.S. GAAP” means the general accepted accounting principles issued by the Financial Accounting Standards Board.

Section 1.2 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) The words “party” and “parties” shall be construed to mean a party or the parties to this Agreement, and any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns.

(b) When a reference is made in this Agreement to an article, section or clause, such reference is to an article, section or clause of this Agreement.

(c) The headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement.

(d) Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.”

(e) The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

(f) All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.

(g) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

(h) The use of “or” is not intended to be exclusive unless expressly indicated otherwise.

(i) The term “US$” means United States Dollars.

(j) The term “days” shall refer to calendar days.

(k) The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(l) A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or related to such legislation.

(m) References herein to any gender include the other gender.

(n) The parties hereto have each participated in the negotiation and drafting of this Agreement and if any ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts thereof.

ARTICLE II

PURCHASE AND SALE OF THE NOTE

Section 2.1 Sale and Issuance of the Note. Subject to the terms and conditions of this Agreement, at the Closing, the Company agrees to issue and sell the Note with a principal value of US$220,000,000 to the Purchaser, and, in exchange, upon the basis of the representations, warranties and agreements of the Company herein contained and subject to all the terms and conditions set forth herein, the Purchaser agrees to subscribe for and purchase the Note from the Company for an aggregate price of US$220,000,000 (being 100% of the face value thereof) (the “Purchase Price”).

Section 2.2 Closing.

(a) Subject to the satisfaction or waiver of the conditions set forth in Article V, the closing of the transactions described in this Agreement (the “Closing”) shall occur at 10:00 a.m., Hong Kong time, on the 10th Business Day following the date hereof (the “Closing Date”), or such other date as the parties hereto shall mutually agree in writing.

(b) The Closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 42/F, Edinburgh Tower, The Landmark, 15 Queen’s Road Central, Hong Kong, or at such other place as the parties hereto shall mutually agree in writing.

(c) At the Closing,

(i) the Purchaser shall pay and deliver the Purchase Price to the Company in U.S. dollars by wire transfer, or by such other method as the parties hereto may mutually agree, of immediately available funds to a bank account designated in writing by the Company to the Purchaser at least three (3) Business Days prior to the Closing; and

(ii) the Company shall deliver to the Purchaser the Note dated as of the Closing Date and registered in the name of the Purchaser.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Company. Except as set forth in the Company SEC Documents, in connection with the transactions provided for herein, the Company hereby represents and warrants to the Purchaser that:

(a) Organization, Good Standing and Qualification. The Company is an exempted company, duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and each of the Company’s Significant Subsidiaries is duly incorporated or organized, validly existing and in good standing (where such concept is applicable) under the Laws of the jurisdiction of its incorporation or organization. The Company and each of its Significant Subsidiaries has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure so to qualify or to be in good standing would not, individually or in the aggregate, result in a Company Material Adverse Effect.

(b) Authorization. The execution, delivery and performance of each of this Agreement and the Note by the Company have been duly authorized by all necessary corporate action on the part of the Company. Each of this Agreement and the Note has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the Purchaser, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of Law or a court of equity, and by applicable bankruptcy, insolvency and similar Law affecting creditors’ rights and remedies generally. Without limiting the generality of the foregoing, no approval by the shareholders of the Company is required in connection with this Agreement or the Note, the performance by the Company of its obligations hereunder or thereunder, or the consummation by the Company of the transactions contemplated hereby or thereby.

(c) Valid Issuance of the Note. The Note has been duly and validly authorized for issuance and sale to the Purchaser by the Company, and when issued and delivered by the Company against payment therefor by the Purchaser in accordance with the terms of this Agreement, the Note will be a legally binding and valid obligation of the Company and enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of Law or a court of equity, and by applicable bankruptcy, insolvency and similar Law affecting creditors’ rights and remedies generally.

(d) No Violation. The execution, delivery and performance by the Company of this Agreement and the Note do not and will not (i) violate, conflict with or result in the breach of any provision of the memorandum and articles of association (or similar organizational documents) of the Company or any of its Significant Subsidiaries, (ii) subject to the truthfulness and accuracy of the representations and warranties of the Purchaser in Section 3.2, conflict with or violate any Law or Governmental Order applicable to the Company or any of its Significant Subsidiaries or the assets, properties, businesses or operations of the Company or any of its Significant Subsidiaries or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Company or any of its Significant Subsidiaries is a party or result in the creation of any Liens upon any of the properties or assets of the Company or any of its Significant Subsidiaries, other than, in the case of clauses (ii) and (iii) above, any such conflict, violation, default, termination, amendment, acceleration, suspension, revocation, cancellation or encumbrance that would not have, individually or in the aggregate, a Company Material Adverse Effect.

(e) Governmental Consents and Approvals. Subject to the truthfulness and accuracy of the representations and warranties of the Purchaser in Section 3.2, the execution, delivery and performance by the Company of this Agreement and the Note, and the issuance of the Conversion ADSs and Conversion Shares, do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority.

(f) Capitalization; Significant Subsidiaries.

(i) The authorized capital stock of the Company consists of 1,800,000,000 Common Shares, of which 480,857,012 are issued and outstanding as of March 15, 2016. All issued and outstanding Common Shares and ADSs have been duly authorized and validly issued and are fully paid and non-assessable; upon issuance, the Conversion ADSs will be duly listed and admitted and authorized for trading on the NYSE.

(ii) As of March 15, 2016, share awards representing 11,655,610 Class A Common Shares were granted and outstanding under the 2007 Plan and share awards representing 10,555,835 Class A Common Shares were granted and outstanding under the 2011 Plan.

(iii) Except as set forth above in this Section 3.1(f) or the Company SEC Documents, there are no outstanding (A) shares of capital stock or voting securities of the Company, (B) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (C) options, warrants, conversion rights, “phantom” stock rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company to issue or sell any shares of capital stock or other securities of the Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The authorized capital stock of the Company is sufficient to accommodate any and all issuances of Common Shares or ADSs upon conversion of the Note.

(g) SEC Matters; Financial Statements.

(i) The Company has filed or furnished, as applicable, on a timely basis, all registration statements, proxy statements and other statements, reports, schedules, forms and other documents required to be filed or furnished by it with the SEC during the period since December 31, 2014 (the “Company SEC Documents”). None of the Significant Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.

(ii) The financial statements (including any related notes) contained in the Company SEC Documents: (A) were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods covered thereby and (B) fairly present in all material respects the consolidated financial position of the Company and the Significant Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and the Significant Subsidiaries for the periods covered thereby, except as disclosed therein and as permitted under the Exchange Act.

(h) Offering. Subject to the truthfulness and accuracy of the representations and warranties of the Purchaser in Section 3.2, the offer, sale and issuance of the Note are exempt from the registration requirements of the Securities Act and the Note is not required to be qualified under the Trust Indenture Act of 1939.

(i) No Additional Representations. The Company acknowledges that the Purchaser makes no representations or warranties as to any matter whatsoever except as expressly set forth in this Agreement or in any certificate delivered by the Purchaser to the Company in accordance with the terms hereof and thereof.

Section 3.2 Representations and Warranties of the Purchaser. In connection with the transactions provided for herein, the Purchaser hereby represents and warrants to the Company that:

(a) Existence and Power. The Purchaser is duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of organization and has all necessary corporate power and authority to enter into this Agreement and the Note, to carry out its obligations hereunder and to consummate the transactions contemplated hereby and thereby.

(b) Authorization. The execution, delivery and performance of this Agreement and the Note by the Purchaser have been duly authorized by all necessary corporate action on its part. This Agreement has been duly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery by the Company, constitutes legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of Law or a court of equity, and by applicable bankruptcy, insolvency and similar Law affecting creditors’ rights and remedies generally. Without limiting the generality of the foregoing, no approval by its shareholders is required in connection with this Agreement and the Note, the performance by it of its obligations hereunder and thereunder, or the consummation by the Purchaser of the transactions contemplated hereby and thereby.

(c) Purchase Entirely for Own Account. The Purchaser is acquiring the Note for investment for its own account and not with a view to the distribution thereof in violation of the Securities Act. The Purchaser acknowledges that it can bear the economic risk of its investment in the Note, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Note.

(d) No Violation. The execution, delivery and performance by the Purchaser of this Agreement and the Note do not and will not (i) violate, conflict with or result in the breach of any provision of its memorandum and articles of association (or similar organizational documents), (ii) subject to the truth and accuracy of the representations and warranties of the Company in Section 3.1(h), conflict with or violate any Law or Governmental Order applicable to it or any of its assets, properties or businesses or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which it is a party or result in the creation of any Liens upon any of its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such conflict, violation, default, termination, amendment, acceleration, suspension, revocation or cancellation that would not have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(e) Governmental Consents and Approvals. The execution, delivery and performance by the Purchaser of this Agreement and the Note do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority.

(f) Legend. The Purchaser understands that the certificate representing the Note will bear a legend to the following effect:

“THIS NOTE AND THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY OTHER SECURITIES LAWS. THIS NOTE AND THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. HOLDERS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.”

(g) Private Placement. The Purchaser understands that (a) the Note has not been registered under the Securities Act or any state securities Laws, by reason of its issuance by the Company in a transaction exempt from the registration requirements thereof and (b) the Note may not be sold unless such disposition is registered under the Securities Act and applicable state securities Laws or is exempt from registration thereunder. The Purchaser represents that either: (i) it is an “accredited investor” (as defined in Rule 501(a) of Regulation D under the Securities Act) or (ii) it is not a U.S. person and is located outside of the United States, as such terms are defined in Rule 902 of Regulation S under the Securities Act.

(h) No Additional Representations. The Purchaser acknowledges that the Company makes no representations or warranties as to any matter whatsoever except as expressly set forth in this Agreement or in any certificate delivered by the Company to the Purchaser in accordance with the terms hereof and thereof.

ARTICLE IV

CONDITIONS

Section 4.1 Conditions to the Purchaser’s Obligations. The obligations of the Purchaser under this Agreement are subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in writing by the Purchaser in its sole discretion:

(a) The accuracy of the representations and warranties of the Company contained herein.

(b) The performance by the Company of its material obligations hereunder to be performed on or before the Closing Date.

(c) There shall exist no event or condition that would constitute an Event of Default (as defined under the Note).

Section 4.2 Conditions to the Company’s Obligations. The obligations of the Company under this Agreement are subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in writing by the Company in its sole discretion:

(a) The accuracy of the representations and warranties of the Purchaser contained herein.

(b) The performance by the Company of its material obligations hereunder to be performed on or before the Closing Date.

Section 4.3 Conditions of Each Party’s Obligations. The obligations of the parties under this Agreement are subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in writing by the Company or the Purchaser, as applicable, in its sole discretion:

(a) No Governmental Order or other Law preventing or making illegal the consummation of the transactions contemplated under this Agreement shall be in effect.

ARTICLE V

MISCELLANEOUS

Section 5.1 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, except as expressly provided in this Agreement.

Section 5.2 Governing Law; Selection of Forum; Submission to Jurisdiction; Service of Process. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS. The Company irrevocably consents and agrees, for the benefit of the Purchaser, that any legal action, suit or proceeding against it with respect to obligations, liabilities or any other matter arising out of or in connection with this Agreement or the Note or the transactions contemplated herein or therein shall be brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and hereby (i) irrevocably consents and submits to the exclusive jurisdiction of each such court in personam, generally and unconditionally with respect to any action, suit or proceeding for itself in respect of its properties, assets and revenues, (ii) waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in connection with this Agreement or the Note or the transactions contemplated herein or therein brought in any such court, (iii) waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 5.4.

Section 5.3 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 5.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given, made or received (i) on the date of delivery if delivered in person, (ii) on the date of confirmation of receipt of transmission by facsimile or other form of electronic delivery (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party) or (iii) three (3) Business Days after deposit with an internationally recognized express courier service to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.4):

If to the Company, to:

NQ Mobile Inc.

No. 4 Building, 11 Heping Li East Street

Dongcheng District, Beijing 100013

The People’s Republic of China

Attention: Justin Chen

Facsimile: +86 (10) 8565-5518

Email: Justin@nq.com

If to the Purchaser, to:

Zhongzhi Hi-Tech Overseas Investment Ltd.

Floor 19 Unit A Huaye International Center

No.39 East 4th Ring Middle Road

Chaoyang Disrtrict, Beijing 100025

The People’s Republic of China

Attention: Joanne Zhu

Facsimile: +86(10)8571-1980

Email: zhuyan@zhongzhi.com.cn

Section 5.5 Fees and Expenses. Each party hereto shall pay all of its own fees and expenses (including attorneys’ fees) incurred in connection with this Agreement and the transactions contemplated hereby.

Section 5.6 Entire Agreement. Except as otherwise provided herein, this Agreement, the Note and the other documents delivered pursuant hereto constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties and/or their Subsidiaries and Affiliates with respect to the subject matter of this Agreement.

Section 5.7 Amendment. Any provision of this Agreement may be amended if, but only if, such amendment is in writing and is duly executed and delivered by or on behalf of each of the parties hereto.

Section 5.8 Waiver and Extension. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. No waiver of any representation, warranty, agreement, condition or obligation granted pursuant to this Section 5.8 or otherwise in accordance with this Agreement shall be construed as a waiver of any prior or subsequent breach of such representation, warranty, agreement, condition or obligation or any other representation, warranty, agreement, condition or obligation and no waiver of any condition granted pursuant to this Section 5.8 or otherwise in accordance with this Agreement shall be construed as a waiver of any representation, warranty, agreement or covenant to which such condition relates. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

Section 5.9 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced under any applicable Law or any Governmental Order, such term or other provision shall be excluded from this Agreement and all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Company and the Purchaser shall negotiate together in good faith to modify this Agreement so as to effect the original intent of both the Company and the Purchaser as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

Section 5.10 Public Disclosure. Without limiting any other provision of this Agreement, each of the Purchaser and the Company shall consult with the other on the issuance of a press release with respect to the execution of this Agreement and the Note and the transactions contemplated hereby and thereby. Thereafter, neither the Company nor the Purchaser, nor any of their respective Subsidiaries, shall issue any press release or other public announcement or communication (to the extent not previously publicly disclosed or made in accordance with this Agreement) with respect to the transactions contemplated hereby or thereby without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed), except to the extent such disclosure is necessary in order to comply with any Law or the regulations or policies of any securities exchange or other similar regulatory body (in which case the disclosing party shall give the other party notice as promptly as is reasonably practicable of any required disclosure to the extent permitted by applicable Law), shall limit such disclosure to the information such counsel advises is required to comply with such Law or regulations, and if reasonably practicable, shall consult with the other party regarding such disclosure and give good faith consideration to any suggested changes to such disclosure from the other party. Notwithstanding anything to the contrary in this Section 5.10, each of the Purchaser and the Company may make public statements in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not materially inconsistent with previous press releases, public disclosures or public statements made by the Company and do not reveal material, non-public information regarding the other party or the transactions contemplated by this Agreement.

Section 5.11 Waiver of Jury Trial. EACH OF THE COMPANY AND THE PURCHASER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 5.12 Further Assurances. From time to time, each party hereto shall execute and deliver to the other party hereto such additional documents and shall provide such additional information to such other party as such other party may reasonably require to carry out the terms of this Agreement and the Note.

Section 5.13 Effectiveness. This Agreement shall take effect upon the date first above written.

Section 5.14 Termination

(a) This Agreement shall automatically terminate upon the earliest to occur of:

(i) the written consent of each of the parties hereto; and

(ii) by either the Company or the Purchaser if the Closing shall not have occurred by November 22, 2016; provided, however, that the right to terminate this Agreement under this Section 5.14 shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the principal cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; and

(b) Upon any termination of this Agreement, this Agreement will have no further force or effect, provided, that no termination of this Agreement shall relieve any party hereto of liability for any breach of this Agreement prior to such termination.

Section 5.15 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties, provided, however, that no party may assign its obligations under this Agreement without the written consent of the other party

[The remainder of this page has been deliberately left blank]

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement as of the date first above written.

NQ MOBILE INC.

By:	/s/ Vincent Wenyong Shi

Name:	Vincent Wenyong Shi

Title:

ZHONGZHI HI-TECH OVERSEAS INVESTMENT LTD.

By:	/s/ Zhu Yan

Name:	Zhu Yan

Title:

[Signature Page to Convertible Note Purchase Agreement]

SCHEDULE 1

SIGNIFICANT SUBSIDIARIES

As of December 31, 2015

Name	Jurisdiction of incorporation	Relationship with the Company

NQ International Limited	Hong Kong	Wholly owned subsidiary

NQ Mobile (Beijing) Co., Ltd.	PRC	Subsidiary wholly owned by NQ International Limited

NQ (Beijing) Co., Ltd.	PRC	Subsidiary wholly owned by NQ International Limited

Beijing NQ Mobile Co., Ltd.	PRC	Subsidiary wholly owned by NQ International Limited

Beijing NQ Technology Co., Ltd.	PRC	Variable interest entity

Xinjiang NQ Mobile Venture Capital Investment Co., Ltd.	PRC	Subsidiary wholly owned by Beijing NQ Technology Co., Ltd.

FL Mobile Jiutian Technology, Co., Ltd.	PRC	Subsidiary majority owned by Xinjiang NQ Mobile Venture Capital Investment Co., Ltd.

Beijing Fanyue Information Technology Co., Ltd.	PRC	Subsidiary wholly owned by FL Mobile Jiutian Technology, Co., Ltd.

Beijing Wanpu Century Co., Ltd.	PRC	Subsidiary wholly owned by FL Mobile Jiutian Technology, Co., Ltd.

Beijing Showself Technology Co., Ltd	PRC	Subsidiary majority owned by Beijing NQ Technology Co., Ltd.

Schedule 1

EXHIBIT A

FORM OF CONVERTIBLE NOTE

EXHIBIT A

CONVERTIBLE NOTE

THIS NOTE AND THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY OTHER SECURITIES LAWS. THIS NOTE AND THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. HOLDERS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

CONVERTIBLE NOTE

US$220,000,000	[●], 2016

Subject to the terms and conditions of this Convertible Note (the “Note”), for good and valuable consideration received, NQ Mobile Inc., an exempted company incorporated under the laws of the Cayman Islands (the “Company”), promises to pay to the order of Zhongzhi Hi-Tech Overseas Investment Ltd., a company incorporated under the laws of the People’s Republic of China (such party and any permitted transferee, the “Holder”), the principal amount of US$220,000,000, plus accrued and unpaid interest thereon at the rate provided below, on [●], 2018 (the “Maturity Date”), or such earlier or later date as may be otherwise provided herein, unless the outstanding principal, together with accrued interest, is settled in accordance with Article 3 of the Note.

The Note is issued pursuant to, and in accordance with, the Convertible Note Purchase Agreement, dated September 22, 2016 (the “Purchase Agreement”), between the Company and the Holder, and is subject to the provisions thereof. Capitalized terms used and not defined herein shall have the meaning set forth in the Purchase Agreement.

The following is a statement of the rights of the Holder of the Note and the terms and conditions to which the Note is subject, and to which the Holder hereof, by the acceptance of the Note, agrees:

ARTICLE 1

DEFINITIONS

“ADS” means an American depositary share, representing five (5) Class A Common Shares of the Company as of the date of this Note.

“Affiliate” means, with respect to any specified Person, any Person that controls, is controlled by, or is under common control with such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”), when used with respect to any specified Person, means the possession, directly or indirectly, individually or together with any other Person, of the power to direct or to cause the direction of the management and policies of a Person, whether through ownership of voting securities or other interests, by contract or otherwise.

EXHIBIT A

“Board of Directors” means the board of directors of the Company or a committee of such board duly authorized to act for it hereunder.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banking institutions in the Cayman Islands, the State of New York, Beijing, Shanghai or Hong Kong are required by Law to be closed.

“close of business” means 5:00 P.M., New York City time.

“Common Shares” means common shares of the Company, par value US$0.0001 per share, as of the date of this Note.

“Company” shall have the meaning ascribed to such term in the Preamble.

“Conversion Date” shall have the meaning ascribed to such term in Section 3.3.

“Conversion Notice” shall have the meaning ascribed to such term in Section 3.3.

“Conversion Rate” shall have the meaning ascribed to such term in Section 3.2.

“Event of Default” shall have the meaning ascribed to such term in Section 2.4.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Governmental Authority” means any federal, national, supranational, state, provincial, local, municipal or other government, any governmental, quasi-governmental, supranational, regulatory or administrative authority (including any governmental division, department, agency, commission, instrumentality, organization, unit or body, political subdivision, and any court or other tribunal) or any self-regulatory organization (including NYSE) with competent jurisdiction.

“Holder” shall have the meaning ascribed to such term in the Preamble.

“Interest Payment Date” means [April 1] and [October 1] of each year, beginning on [April 1], 2017.

“Last Reported Sale Price” of the any security on any date means the closing sale price per security (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the NYSE (or the principal U.S. national or regional securities exchange on which such securities are traded). If such securities are not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “Last Reported Sale Price” shall be the last quoted bid price for such securities in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If such securities are not so quoted, the “Last Reported Sale Price” shall be the average of the midpoint of the last bid and ask prices for such securities on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose. If there was no bid price or no ask price for such securities on the relevant date then the “Last Reported Sale Price” shall be the value per security of such securities as of the close of business on the relevant date as determined by the Board of Directors of the Company.

EXHIBIT A

“Law” means any statute, law, ordinance, regulation, rule, code, order, judgment, writ, injunction, decree or requirement of law (including common law) enacted, issued, promulgated, enforced or entered by a Governmental Authority.

“Maturity Date” shall have the meaning ascribed to such term in the Preamble.

“Note” shall have the meaning ascribed to such term in the Preamble.

“NYSE” means The New York Stock Exchange.

“outstanding” when used in reference to Common Shares means outstanding directly or in the form of ADSs.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, a joint venture, a joint stock company, a trust, an unincorporated organization or a Governmental Authority.

“Purchase Agreement” shall have the meaning ascribed to such term in the Preamble.

“Significant Subsidiary” means a Subsidiary of the Company that meets the definition of “significant subsidiary” in Article 1, Rule 1-02 of Regulation S-X under the Exchange Act.

“Subsidiary” means, as of the relevant date of determination, with respect to any Person (the “subject entity”), (a) any Person (i) more than fifty (50%) of whose shares or other interests entitled to vote in the election of directors or (ii) more than fifty percent (50%) interest in the profits or capital of such Person are owned or controlled directly or indirectly by the subject entity or through one (1) or more subsidiaries of the subject entity, (b) any Person, including for the avoidance of doubt any “variable interest entity,” whose financial statements, or portions thereof, are or are intended to be consolidated with the financial statements of the subject entity for financial reporting purposes in accordance with U.S. GAAP, or (c) any Person with respect to which the subject entity has the sole power to control or otherwise direct the business and policies of that entity directly or indirectly through another subsidiary or otherwise.

“U.S.” means United States.

“US$” or “$” means the United States dollar, the lawful currency of the United States of America.

EXHIBIT A

ARTICLE 2

INTEREST; PAYMENTS; DEFAULTS

2.1 Interest Rate. The principal amount outstanding under the Note shall bear interest at a simple rate of eight percent (8.00%) per annum, from the date hereof until maturity or such earlier or later time as the principal becomes due and payable hereunder, whether upon an Event of Default or otherwise; provided that if the Note is duly converted into Conversion ADSs in accordance with Article 3 hereof, no interest shall accrue on the principal amount that is converted upon such conversion. Interest shall be payable semiannually in arrears on each Interest Payment Date. Accrued interest on the Note shall be computed on the basis of a 360-day year composed of twelve 30-day months and, for partial months, on the basis of actual days elapsed over a 30-day month.

2.2 Payment. All amounts payable on or in respect of the Note or the indebtedness evidenced hereby shall be paid to the Holder in U.S. dollars, in immediately available funds on the date that any principal or interest payment is due and payable hereunder. The Company shall make such payments of the unpaid principal amount of the Note, together with accrued and unpaid interest thereon, on each such date to the Holder by wire transfer of immediately available funds for the account of the Holder as the Holder may designate from time to time and notify in writing to the Company at least three (3) Business Days prior to each payment date. If any such payment date or the Maturity Date falls on a day that is not a Business Day, the required payment will be made on the next succeeding Business Day and no interest on such payment will accrue in respect of the delay.

2.3 Seniority. The Note ranks senior in right of payment to any of the Company’s future indebtedness that is expressly subordinated in right of payment to the Note, equal in right of payment to any of the Company’s indebtedness and other liabilities of the Company that are not so subordinated, junior in right of payment to any of the Company’s secured indebtedness to the extent of the value of the assets securing such indebtedness and structurally junior to all indebtedness incurred by the Company’s Subsidiaries and their other liabilities (including trade payables).

2.4 Events of Default. For purposes of the Note, an “Event of Default” shall be deemed to have occurred if any of the following events occur, whatever the reason or cause for such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:

(a) Failure to Pay Principal. The Company defaults in the payment of principal of the Note when due and payable on the Maturity Date, upon declaration of acceleration or otherwise;

(b) Failure to Pay Interest. The Company defaults in the payment of interest when any such interest payment becomes due and payable and the default continues for a period of 30 calendar days;

EXHIBIT A

(c) Bankruptcy. The Company or any Significant Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to the Company or any such Significant Subsidiary or its debts under any bankruptcy, insolvency or other similar Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company or any such Significant Subsidiary or all or substantially all of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due; or

(d) Involuntary Proceedings. An involuntary case or other proceeding shall be commenced against the Company or any Significant Subsidiary seeking liquidation, reorganization or other relief with respect to the Company or such Significant Subsidiary or its debts under any bankruptcy, insolvency or other similar Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company or such Significant Subsidiary or all or substantially all of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 30 consecutive calendar days.

2.5 Consequences of Event of Default. Upon the occurrence of an Event of Default, the Company shall promptly deliver written notice thereof to the Holder. If one or more Events of Default shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any Governmental Authority), then, and in each and every such case (other than an Event of Default specified in Section 2.4(c) or Section 2.4(d) with respect to the Company or any of its Significant Subsidiaries), unless the principal of the Note shall have already become due and payable, the Holder may by notice in writing to the Company, declare 100% of the outstanding principal of, and accrued and unpaid interest on, the Note to be due and payable immediately, and upon any such declaration the same shall become and shall automatically be immediately due and payable. If an Event of Default specified in Section 2.4(c) or Section 2.4(d) with respect to the Company or any of its Significant Subsidiaries occurs and is continuing, 100% of the outstanding principal of, and accrued and unpaid interest on, the Note shall become and shall automatically be immediately due and payable without any action on the part of the Holder.

ARTICLE 3

CONVERSION

3.1 Conversion by Holder. Subject to and upon compliance with the provisions of this Article 3, the Holder shall have the right, at the Holder’s option, to convert all or any portion (so long as the principal amount converted equals to US$1,000,000 or an integral multiple of US$1,000,000 in excess thereof) of the Note to the Company’s fully-paid ADSs at any time prior to the close of business on the second Business Day immediately preceding the Maturity Date.

3.2 Conversion Price; Conversion Rate. The conversion price shall be US$6.00 per ADS, representing a conversion rate of 166,666.6667 ADSs (the “Conversion Rate”) per US$1,000,000 principal amount of the Note.

EXHIBIT A

3.3 Conversion Procedure; Settlement Upon Conversion.

(a) Subject to Section 3.3(c), this Note shall be deemed to have been converted immediately prior to the close of business on the date (the “Conversion Date”) that the Holder has delivered to the Company a duly completed irrevocable written notice (the “Conversion Notice”), the Note for cancellation and other documents that are necessary for the issuance of ADSs upon the conversion in accordance with U.S. securities law. Within ten (10) Business Days after the delivery of the foregoing documents, the Company shall (i) take all actions and execute all documents necessary under the U.S. securities law to effect the issuance of the full number of ADSs to which the Holder shall be entitled in satisfaction of any conversion pursuant to Section 3.1 and Section 3.2, (ii) if required by applicable Law, deliver to the Holder certificate(s) representing the number of ADSs delivered upon each such conversion and (iii) subject to Section 3.3(c), cancel the Note.

(b) The Company shall not issue any fractional ADS upon conversion of the Note and shall instead pay cash in lieu of any fractional ADS deliverable upon conversion based on the Last Reported Sale Price of the ADSs on the relevant Conversion Date.

(c) In the event the Holder surrenders this Note pursuant to Section 3.3(a) for partial conversion, the Company shall, in addition to cancelling the Note upon such surrender, execute and deliver to the Holder a new note denominated in U.S. dollars and in an aggregate principal amount equal to the unconverted portion of the surrendered Note, without payment of any service charge by the Holder.

(d) If the Holder submits the Note for conversion, the Company shall pay any documentary, stamp or similar issue or transfer tax due on the delivery of the ADSs upon such conversion of the Note (or the issuance of the underlying Common Shares), unless the tax is due because the Holder requests such ADSs (or such Common Shares) to be issued in a name other than the Holder’s name, in which case the Holder shall pay that tax. The Holder shall pay the relevant depositary’s fees for issuance of the ADSs.

(e) Upon any conversion, the Holder shall not receive any separate cash payment for accrued and unpaid interest. The Company’s settlement of each conversion pursuant to this Article 3 shall be deemed to satisfy in full its obligation to pay the principal amount of the Note converted and accrued and unpaid interest thereon, if any, to, but not including, the relevant Conversion Date. As a result, such accrued and unpaid interest, if any, to, but not including, the relevant Conversion Date shall be deemed to be paid in full rather than cancelled, extinguished or forfeited.

EXHIBIT A

3.4 Certain Covenants. The Company covenants that all ADSs delivered upon any conversion of this Note, and all Common Shares represented by such ADSs, will be fully paid and non-assessable by the Company and free from all taxes, liens and charges with respect to the issue thereof.

ARTICLE 4

COVENANTS

4.1 Payment of Principal and Interest. The Company covenants and agrees that it will cause to be paid the principal of, and accrued and unpaid interest on, this Note at the respective times and in the manner provided herein. The Company further covenants that so long as the Note remains outstanding, the Company shall ensure that its aggregate amount of cash, cash equivalents and term deposit shall at all times be no less than the outstanding principal amount of the Note and the accrued and unpaid interest thereon.

4.2 Existence. So long as the Note remains outstanding, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence.

4.3 Board Representation. So long as [75]% of the initial principal amount of the Note remains outstanding (for the purpose of this Section 4.3, principal amount converted into Conversion ADSs in accordance with Article 3 hereof shall count towards the outstanding principal amount of the Note so long as such Conversion ADSs are held by the Holder), the Holder shall be entitled to appoint, and the Company shall do or cause to be done all things necessary to enable the Holder to appoint, one (1) person, who satisfies the “independence” requirements of Section 303A of the Corporate Governance Rules of the NYSE, to serve as a member of the Board of Directors and as a member of the investment committee of the Board of Directors.

4.4 Provision of Information. So long as the Note remains outstanding, the Company shall provide to the Holder the unaudited quarterly consolidated financial statements and bank statements within sixty (60) days after the end of each quarter. The unaudited quarterly consolidated financial statements shall be deemed to be provided to the Holder for purposes of this Section 4.4 at the time such documents are filed with the U.S. Securities and Exchange Commission via its EDGAR system.

4.5 No Withholding. All payments and deliveries made by, or on behalf of, the Company or any successor to the Company under or with respect to the Note, including, but not limited to, payments of principal, payments of interest and deliveries of ADSs (together with any cash payment in lieu of any fractional ADS) upon conversion of the Note, shall be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or within any jurisdiction in which the Company or any successor to the Company is, for tax purposes, organized or resident or doing” business or through which payment is made or deemed made (or any political subdivision or taxing authority thereof or therein), unless such withholding or deduction is required by Law or by regulation or governmental policy having the force of Law.

EXHIBIT A

Compliance with Laws. The Company shall and shall cause its Significant Subsidiaries to comply in all material respects with all applicable Laws of any Governmental Authority having jurisdiction over the Company or any Significant Subsidiary or any of their respective assets, properties or operations.

ARTICLE 5

NO RIGHTS AS SHAREHOLDER PRIOR TO CONVERSION

For the avoidance of doubt, the Holder hereby acknowledges and agrees that, other than the rights set forth in Section 4.3, it has not been conferred with any of the rights of a shareholder of the Company, including the right to vote as such, by any of the provisions hereof or any right (a) to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, (b) to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of shares, reclassification of shares, change of par value, or change of shares to no par value, consolidation, merger, scheme of arrangement, conveyance, or otherwise), (c) to receive notice of meetings or to receive in-kind dividends or subscription rights or otherwise until the Note shall have been converted and all ADSs issuable upon the conversion hereof shall have been issued, as provided for in the Note.

ARTICLE 6

CANCELLATION

After all amounts at any time owing on the Note have been paid in full or upon the conversion of the Note in full pursuant to Article 3, the Note shall be surrendered to the Company for cancellation and shall not be reissued.

ARTICLE 7

MISCELLANEOUS

7.1 No Redemption. Unless otherwise agreed by the Holder and the Company in writing, this Note shall not be redeemed by the Company prior to the Maturity Date.

7.2 Termination of Rights. All rights under this Note shall terminate when (a) all amounts at any time owing on this Note have been paid in full or (b) the Note is converted in full pursuant to the terms set forth in Article 3.

7.3 Amendments and Waivers; Notice. The amendment or waiver of any term of the Note shall be subject to the written consent of the Holder and the Company. The provision of notice shall be made pursuant to the terms of the Purchase Agreement.

7.4 Transferability. Without the Company’s prior written consent, this Note may not be transferred by the Holder except being transferred in whole (but not in part) to an Affiliate of the Holder.

EXHIBIT A

7.5 Governing Law; Selection of Forum; Submission to Jurisdiction; Service of Process.

(a) THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS. The Company irrevocably consents and agrees, for the benefit of the Holder, that any legal action, suit or proceeding against it with respect to obligations, liabilities or any other matter arising out of or in connection with this Note or the Purchase Agreement or the transactions contemplated herein or therein shall be brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and hereby (i) irrevocably consents and submits to the exclusive jurisdiction of each such court in personam, generally and unconditionally with respect to any action, suit or proceeding for itself in respect of its properties, assets and revenues, (ii) waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in connection with this Note or the Purchase Agreement or the transactions contemplated herein or therein brought in any such court, (iii) waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 7.6.

7.6 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given, made or received (i) on the date of delivery if delivered in person, (ii) on the date of confirmation of receipt of transmission by facsimile or other form of electronic delivery (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party) or (iii) three (3) Business Days after deposit with an internationally recognized express courier service to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.6):

If to the Company, to:

NQ Mobile Inc.

No. 4 Building, 11 Heping Li East Street

Dongcheng District, Beijing 100013

The People’s Republic of China

Attention: Justin Chen

Facsimile: +86 (10) 8565-5518

Email: Justin@nq.com

If to the Purchaser, to:

[●]

[●]

[●]

[●]

Attention: [●]

Facsimile: [●]

Email: [●]

EXHIBIT A

7.7 Delays or Omissions. No delay or failure by any party to insist on the strict performance of any provision of the Note, or to exercise any power, right or remedy, will be deemed a waiver or impairment of such performance, power, right or remedy or of any other provision of the Note, nor shall it be construed to be a waiver of any breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring.

7.8 Interpretation. If any claim is made by a party relating to any conflict, omission or ambiguity in the provisions of the Note, no presumption or burden of proof or persuasion will be implied because the Note was prepared by or at the request of any party or its counsel.

7.9 Waiver of Jury Trial. EACH OF THE COMPANY AND THE HOLDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE, THE PURCHASE AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Provisions Binding on Company’s Successors. All the covenants, stipulations, promises and agreements of the Company contained in this Note shall bind its successors and assigns whether so expressed or not.

Official Acts by Successor Corporation. Any act or proceeding by any provision of this Note authorized or required to be done or performed by any board, committee or officer of the Company shall and may be done and performed with like force and effect by the like board, committee or officer of any corporation or other entity that shall at the time be the lawful sole successor of the Company.

Force Majeure. In no event shall the Company be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Company shall use reasonable efforts that are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Calculations. Except as otherwise provided herein, the Company shall be responsible for making all calculations called for under the Note. These calculations include, but are not limited to, the Last Reported Sale Prices of the ADSs and Common Shares and accrued interest payable on the Note. The Company shall make all these calculations in good faith and, absent manifest error. The Company’s calculations shall be final and binding on the Holder.

[The remainder of this page has been deliberately left blank]

EXHIBIT A

IN WITNESS WHEREOF, the Company has caused the Note to be issued on the date first above written.

COMPANY:

NQ Mobile Inc.

By:
(Signature)

Name:
Title:

EXHIBIT A